INDEPENDENT CONTRACTOR AGREEMENT
THIS AGREEMENT MADE as of the 1st day of January, 2019.
BETWEEN:
THERMON GROUP HOLDINGS, INC., a corporation incorporated in the State of Delaware (hereinafter called the "Corporation")
- and -
Eric Reitler, an individual residing in Dripping Springs, Texas (hereinafter called the "Contractor")
WHEREAS:
On June 7, 2018, Contractor voluntarily submitted his resignation from employment with the Corporation with a target effective date on or about August 31, 2018. A copy of such resignation is attached hereto as Schedule A. At the Company’s request, Contractor agreed to delay the effectiveness of Contractor’s resignation until December 31, 2018, which both parties agree will be the Contractor’s last day of employment with the Company.
The Corporation wishes to retain the Contractor to provide certain independent advisory and consulting Services (as hereinafter defined) to the Corporation to assist in a transition period, and the Contractor agrees to provide such Services, all in accordance with the terms and conditions of this Independent Contractor Agreement (hereinafter the "Agreement").
THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Term of Engagement

(a)
The Corporation agrees to retain the Contractor effective as of the date first written above (the "Effective Date") and shall continue until the earlier of (i) June 30, 2020 or (ii) termination by the Corporation or the Contractor in accordance with this Agreement.

(b)	Except as otherwise provided herein, this Agreement replaces and supercedes any prior agreement between the Corporation and the Contractor, whether written or unwritten.

2.	Independent Contractor

(a)
The Contractor represents to the Corporation that the Contractor is in business for itself and is an independent contractor for purposes of all applicable tax or withholding obligations. Nothing in this Agreement shall be regarded or construed as creating any relationship, whether employer/employee, joint venture, agency, association, partnership or otherwise, between the Contractor and the Corporation, other than an independent contractor relationship as set out herein. For greater certainty, this Agreement does not create an employment relationship between the parties.

(b)
The Contractor may, during the Term of this Agreement, perform services for and on behalf of third parties other than the Corporation, provided that the performance of such services does not create a material conflict of interest with the performance of any Services by the Contractor under this Agreement, or otherwise conflict with the terms of this Agreement.

(c)
Contractor has the sole right to control and direct the means, manner and method by which to perform the Services, including working hours, working days and the order the Services are performed. Contractor shall not be required to devote full-time to the performance of the Services. The Corporation shall direct the Contractor only as to the results to be achieved from the provision of Services by the Contractor, and not the detailed manner or method such Services are performed.

(d)	As an independent contractor, the Contractor shall:

(i)
not be entitled to participate in or receive any benefit under the benefit plans maintained by the Corporation for its employees, including without limitation any incentive compensation plan (except as may otherwise provided herein);

(ii)
be responsible for maintaining workers’ compensation coverage for itself and its employees and agents, as required by applicable law in any jurisdiction where the Services are performed, and at all times pay any assessment or contribution required by applicable workers’ compensation law; and

(iii)	unless otherwise agreed between the parties, ensure that all Services are personally performed by the Contractor.

3.	Contractor's Services

(a)	The Contractor shall perform the Services set out in Schedule "B" attached hereto (the "Services").

(b)
The Contractor shall perform the Services in accordance with the terms and conditions of this Agreement and any policies, procedures and rules established and amended by the Corporation from time to time.

(c)
The Contractor shall consult with Bruce Thames and Tom Cerovski (the each, the "Corporation Representative") from time to time as to the general nature and direction of the Services. The Corporation may designate an alternative or additional Corporation Representative from time to time upon notification to Contractor.

(d)
In performing the Services under this Agreement, the Contractor shall act honestly and in good faith with a view to the best interests of the Corporation, and shall use the Contractor’s professional skill, diligence and care to ensure that the Services are performed to the reasonable satisfaction of the Corporation. The Contractor shall comply with all applicable laws, regulations, rules, codes, orders and standards imposed by the applicable federal, state or local government authorities with respect to the provision of any Services.

(e)	The Contractor shall perform the Services as and when required by the Corporation.

(f)
The Contractor shall not, voluntarily or by operation of law, assign, subcontract, delegate or otherwise transfer any of the rights, duties or obligations under this Agreement without the prior consent of the Corporation. Any attempted assignment, subcontract or other transfer shall be null and void.

(g)
The Contractor shall have no authority to enter into any binding or enforceable contract, nor incur any liability, on behalf of the Corporation, and shall not represent to any third party that it has such authority. Accordingly, Contractor shall not hold itself out as, nor claim to be acting in the capacity of, an officer, agent or employee of the Corporation.

4.	Remuneration

(a)
The Contractor shall render an invoice to the Corporation once per month, which invoice shall include a detailed list outlining the time spent performing the Services during the period in question and a reasonable description of the Services performed.

(i)
The amount of the invoice for the first two months of this Agreement shall be based on a fixed retainer of USD $32,500 per month, inclusive of applicable taxes chargeable in respect of the Services (the "Contracting Retainer").

(ii)
The amount of the invoice for the remainder of the term beginning on March 1, 2019 shall be based on a fee of USD $100 per hour, inclusive of applicable taxes chargeable in respect of the Services (the "Contracting Fee").

(b)
Notwithstanding anything herein to the contrary, the total hours billed by Contractor under this Agreement shall not exceed 40 hours per month without the prior written consent of the Corporation. If Contractor submits an invoice billing in excess of this allowance without the Corporation’s prior written consent, the Corporation shall be under no obligation to pay Contractor in excess of this allowance.

(c)	The Corporation shall pay the Contractor the amount of the applicable Contracting Retainer or Contracting Fee for satisfactory performance of the Services within 60 days of receipt of each invoice.

(d)
The Corporation shall reimburse the Contractor for any reasonable out-of-pocket expenses incurred by the Contractor at the request of the Corporation in order to perform the Services. Prior to the reimbursement of such expenses, the Contractor shall be required to prepare a summary of any expenses incurred and submit it to the Corporation, together with appropriate supporting receipts and invoices.

(e)
Contractor is responsible for complying with reporting requirements for, deducting and remitting all local, state and federal taxes (including, but not limited to all applicable income taxes and self-employment taxes) related to payments made by the Corporation for Services rendered under this Agreement, as required by applicable law. Company will report the Contracting Retainer and the Contracting Fees to the Internal Revenue Service on Form 10-99 in the first quarter of the calendar year following the year in which the Services were performed.

(f)
Except as provided below in Section 5 (Outstanding Incentives (Cash and Equity), this Section 4 (Remuneration) describes the full extent of compensation Contractor shall be entitled to receive in exchange for performance of the Services. During the Term, the Corporation is not required to pay, or make any contributions to, and Contractor hereby irrevocably waives and releases any claim to social security, medicare, local, state or federal income tax, unemployment compensation, workers’ compensation, health or other insurance premium, profit-sharing, 401(k) or other retirement saving contribution or matching obligation, vacation pay or other paid time off, sick pay, short-term incentive or other cash bonus, long-term incentive or other equity compensation, commission, deferred compensation or any other employee or fringe benefit offered by the Company to its employees with respect to any services performed or compensation earned pursuant to this Agreement.

5.	Outstanding Incentives (Cash and Equity)

(a)
Contractor shall be eligible for a pro-rata short-term incentive payment for the period of his employment from April 1, 2018 through December 31, 2018 (75% of the amount that he would have been entitled to had he remained an employee for the full fiscal year). The Company expects this payment to occur in June 2019. For clarity, Contractor shall not be eligible for a short-term incentive payment for any fiscal period beginning on or after April 1, 2019.

(b)
Service by Contractor as an independent contractor under this Agreement shall constitute ‘employment’ solely for purposes of how ‘employment’ is defined in Section 1.4 of the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan, as amended and restated (the "LTIP"). For the avoidance of doubt, the termination of Contractor’s previous employment arrangement with the Corporation and simultaneous entry into this Agreement shall constitute ‘continuously in the employment’ of the Corporation solely for purposes of meeting all applicable service-based vesting conditions required by the LTIP, including Section 3.2(b), as well as any additional service-based vesting conditions contained in the individual equity award agreements and the shares of stock subject to such equity awards shall not be subject to forfeiture so long as Contractor is providing the Services to the Corporation in accordance with this Agreement.

(i)	Equity awards will be processed in accordance with Section 4(e) (Remuneration) with respect to taxes.

(ii)
The restrictive covenants contained in any equity award agreement between the Corporation and the Contractor shall continue in full force and effect and are hereby incorporated into this Agreement by reference.

6.	Termination

(a)
The Corporation may terminate this Agreement at any time, for any reason in the absence of a material breach of the Agreement by the Contractor, by providing two (2) weeks prior written notice of termination to the Contractor.

(b)
The Contractor may terminate this Agreement at any time, for any reason in the absence of a material breach of the Agreement by the Corporation, by providing two (2) weeks prior written notice of termination to the Corporation.

(c)	The Corporation or the Contractor may terminate this Agreement at any time, without prior notice, in the event of a material breach of the Agreement by the other party.

(d)
Upon the termination of this Agreement for any reason the Contractor shall be entitled to receive any Contracting Retainer or Contracting Fee payable to the Contractor up to the last day worked, but shall not be entitled to receive any severance or termination pay, nor any other compensation for the termination of this Agreement.

(e)	Upon termination of this Agreement, Contractor will immediately return to the Company any property, documentation, records or Confidential Information that is the property of the Company.

7.	Indemnity
Contractor hereby represents and warrants that it will comply with all taxing authorities, regulations and laws. In the event the Internal Revenue Service or other applicable government department or agency seeks any taxes, penalties or interest from the Corporation in relation to payment of the Contracting Retainer or the Contracting Fee, the Contractor agrees to indemnify and save the Corporation harmless from any such taxes (including any applicable interest and penalties, as well as applicable attorneys’ fees) within 30 days of a claim for indemnity by the Corporation.

8.	Accident or Injury
The Contractor agrees that it shall be solely responsible for any injury or accident suffered by the Contractor or its employees and agents in relation to the performance of any Services, or by any permitted subcontractor and its employees and agents, and that the Corporation shall have no liability for any such accident or injury. The Contractor further agrees that it shall be solely responsible for obtaining any insurance coverage that may be necessary or advisable in order to protect itself and its employees and agents from any such accident or injury, and shall indemnify and hold the Corporation harmless from any and all claims arising from the injury, disability or death of the Contractor or any permitted subcontractor and their respective employees and agents that relates in any way to the performance of any Services.

9.	Restrictive Covenants

(a)
Confidentiality. The Company retaining the Services of the Contractor has resulted and will result in Contractor’s exposure and access to confidential and proprietary information, to which the Company agrees to continue to provide Contractor after this Agreement becomes effective, that may include (among other things) the Company’s and its affiliates’ formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company’s and its affiliates’ owners, directors, officers, and employees, which information is of great value to the Company, its affiliates, their owners, directors, officers, and employees. Contractor shall not, other than on the Company’s behalf, at any time during the Term of this Agreement or at any time thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including any person, firm, corporation, investor, member of the media, or entity, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless (i) authorized to do so in writing by the Company, (ii) required by law or court order, or (iii) such information has become publicly available other than by reason of a breach by Contractor of this Agreement. Should Contractor be required by law or court order to disclose such confidential or proprietary information, Contractor shall give the Company reasonable notice to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company and its affiliates, regardless of when such information is or was disclosed to Contractor.

(b)
Non-Disparagement. At no time shall Contractor, directly or indirectly, ever make (or cause to be made) any disparaging, derogatory or other negative or false statement regarding the Company, its affiliates, their products, services, practices, policies, operations, stockholders, directors, officers, partners, employees, sales representatives or agents.

(c)
Non-Competition; Non-Solicitation. During the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, if applicable, Contractor agrees to not, directly or indirectly, other than on the Company’s behalf:

(i)
Engage or participate, in any country in the world in which the Company does business or has begun to formulate a plan to do business during the Term, as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in any business involving a Competitive Business Activity (as defined below), provided that nothing in this Section 12 shall prevent Contractor from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Contractor has no other involvement with the issuer of such securities. For purposes of this Agreement, “Competitive Business Activity” means the design, engineering, manufacture or sale of heat tracing systems (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, and heat tracing system maintenance;

(ii)
Solicit any customer or potential customer of the Company or any of its affiliates that Contractor had contact with during the term of his employment with respect to the sale or provision of any Competitive Business Activity that the Company or its affiliates manufactured, sold, or was in the process of developing during Contractor’s employment with the Company. For purposes of this subsection 12(b), (i) a customer means any individual or entity to which the Company or any of its affiliates sold products or rendered services within the 24 month period immediately preceding Contractor’s employment termination date, and (ii) potential customer means any individual or entity to which the Company or any of its affiliates solicited (or had active plans to solicit) within the 12 month period that immediately preceded Contractor’s employment termination date; or

(iii)
Induce or assist in the inducement of any individual or independent contractor (including sales representatives or agents) to terminate or otherwise limit their relationship with the Company or any of its affiliates.

(d)
Tolling. The period of time in which Contractor is required to act, or refrain from acting, pursuant to this Section 9 shall be tolled (shall not run) for so long as Contractor is in breach of any of Contractor’s obligations thereunder.

(e)	Contractor hereby agrees:

(i)	it has been independently advised by counsel with respect to the provisions of this Section 9;

(ii)	the parties have negotiated the provisions of this Section 9 on an equal footing based on equal bargaining power;

(iii)	it was not required to enter into this Agreement or the provisions in Section 9;

(iv)	the provisions hereof are reasonable and do not go beyond what is necessary to protect the interests of the Corporation;

(v)
the provisions of this Section 9 will not result in the impairment of the business of the Contractor as it is fully able to utilize its knowledge and skills in other business applications and circumstances which activities will not in any way result in a violation of the provisions hereof;

(vi)	the Corporation would not have entered into this Agreement without the agreement of the Contractor to enter into, and be bound by the terms and conditions of this Section 9; and

(vii)
the Contractor understands and agrees that the Corporation will suffer irreparable harm in the event that it or any of its affiliates breaches any of his or its obligations under this Section 9, and that monetary damages would be inadequate to compensate the Corporation for such breach. Accordingly, the Contractor agrees that in the event of a breach or a threatened breach by it or any of its affiliates of any of the provisions of Section 9, the Corporation will be entitled, in addition to any other rights, remedies or damages which may be available to the Corporation, at law or in equity, to obtain an interim and permanent injunction in order to prevent or restrain any such breach or threatened breach of this Agreement by it, or by any or all of its partners, employers, employees, servants, agents, representatives, affiliates and any other persons directly or indirectly acting for, or on behalf of, or with, it. The Contractor further agrees that the Corporation shall be entitled to injunctive relief without having to prove damages and shall be entitled to all of its costs and expenses incurred in order to obtain relief from any breach of the Contractor's obligations under Section 9, including solicitor and his own client legal costs and disbursements.

10.
Intellectual Property. All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement is a ‘work made for hire’ and will be the sole property of the Company. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company’s or its affiliates’ business (whether or not patentable), discovered, developed, or learned by Contractor during the Term of this Agreement or used by the Company or its affiliates in the conduct of their respective businesses are the sole and absolute property of Company and are ‘works made for hire’ as that term is defined in the copyright laws of the United

States. The Company is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Contractor will fully assist the Company to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, or computer software. Contractor has been notified by the Company and understands that the foregoing provisions of this Section 10 (Intellectual Property) do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company or its affiliates was used and which was developed entirely on Contractor’s own time, unless the invention: (a) relates to the business of the Company or its affiliates or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Contractor for the Company or its affiliates.

11.
Limitation of Liability. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES ARISING FROM OR IN ANY WAY CONNECTED TO THIS AGREEMENT, WHICH ARE SUFFERED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUE, LOST OR DELAYED PRODUCTION, DOWNTIME, BUSINESS INTERRUPTION, LOSS OF GOODWILL, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE CAUSE THEREOF, INCLUDING BUT NOT LIMITED TO, THE NEGLIGENCE OR FAULT OF ANY PARTY, AND WHETHER OR NOT ANY OF THE FOREGOING DAMAGES WERE A NATURAL RESULT OR CONTEMPLATED BY THE PARTIES AT THE TIME OF THE EXECUTION OF THIS AGREEMENT OR ANY PURCHASE ORDER.

12.	Notice

(a)	Any written notice required or permitted under this Agreement shall be given to the other party at the following address:
Notice to the Corporation:
THERMON, INC.
By Email: [insert Corporation Representative Email Address]
With a copy to [insert secondary contact, if applicable, or delete]

Notice to Contractor: [insert Contractor email address – use personal email].

(b)
Changes in the above addresses must be given by one party to the other in writing. Written notice shall be deemed to have been properly given or made when received by the party to which such notice is given.

13.	Miscellaneous

(a)	This Agreement shall be governed by the laws of the State of Texas, and the parties hereby attorn to the non-exclusive jurisdiction of the Travis County courts.

(b)
The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement.

(c)
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, and the balance of the Agreement shall be construed as though such invalid or unenforceable provision were severed and omitted.

(d)
This Agreement contains the entire understanding between the Corporation and the Contractor with respect to the subject matter hereof, and supersedes any prior agreement, undertaking, representation or notification whether oral or in writing.

(e)	No modification or amendment of this Agreement shall be binding upon either party unless witnessed in writing and duly executed by both parties.

(f)
The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

(g)	Contractor expressly acknowledges that Sections 7 – 11 of this Agreement will remain in effect after the termination of this Agreement.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

THERMON GROUP HOLDINGS, INC.

Per:	/s/ Bruce Thames
Bruce Thames President & CEO

Eric Reitler

Per:	/s/ Eric Reitler
Contractor

SCHEDULE "A"

SCHEDULE "B"
SERVICES
The following is a description of the Services that the Contractor agrees to perform:

To provide advice and guidance on the general operations and financial performance of the Corporation.
To provide advice and guidance on existing and new staffing requirements within the sales organization globally.
To provide advice and guidance on potential acquisition opportunities.
To provide any other advisory and other consulting services as requested by the Corporation from time to time to ensure a smooth leadership transition.